                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)(1)


                THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)



                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   027397 10 8
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                -----------------


-----------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                         -------------------------
CUSIP No. 027397 10 8                 13G               Page  2  of   6  Pages
          -----------                                        ---     ---
------------------------------                         -------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Steven Georgiev
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *             (a)[ ]
                                                                         (b)[ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF           5    SOLE VOTING POWER
        SHARES                                              428,623
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY           6    SHARED VOTING POWER
         EACH                                                  0
      REPORTING         --------------------------------------------------------
     PERSON WITH          7    SOLE DISPOSITIVE POWER
                                                             428,623
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                                               0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          428,623 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                             [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                   9.8
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                         -------------------------
CUSIP No. 027397 10 8                 13G               Page  3  of   6  Pages
          -----------                                        ---     ---
------------------------------                         -------------------------


ITEM 1(a).   NAME OF ISSUER:

               The American Materials & Technologies Corporation


ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5915 Rodeo Road
               Los Angeles, CA 90016

ITEM 2(a).   NAME OF PERSONS FILING:

               Steven Georgiev

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                c/o DynaGen, Inc.
                840 Memorial Drive
                Cambridge, MA 02139

ITEM 2(c).   CITIZENSHIP:

                U.S.A.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

                Common Stock, $0.01 par value per share

ITEM 2(e).   CUSIP NUMBER:

                027397 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

       (a)   [ ]  Broker or dealer registered under Section 15 of the Act;

       (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act;

       (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

------------------------------                         -------------------------
CUSIP No. 027397 10 8                 13G               Page  4  of   6  Pages
          -----------                                        ---     ---
------------------------------                         -------------------------


       (d)   [ ]  Investment Company registered under Section 8 of the
                  Investment Company Act;

       (e)   [ ]  Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940;

       (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

       (g)   [ ]  Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G);

       (h)   [ ]  Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

ITEM 4.      OWNERSHIP. (See Note A)

       (a)   Amount beneficially owned: 428,623 shares

       (b)   Percent of class: 9.8

       (c)   Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote 428,623

       (ii)  Shared power to vote or to direct the vote 0

       (iii) Sole power to dispose or to direct the disposition of 428,623

       (iv)  Shared power to dispose or to direct the disposition of 0

------------------------------                         -------------------------
CUSIP No. 027397 10 8                 13G               Page  5  of   6  Pages
          -----------                                        ---     ---
------------------------------                         -------------------------


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             N/A

             ITEM 6.OWNERSHIP OF MORE THAN FIVE PERCENT ON
             BEHALF OF ANOTHER PERSON.

             N/A


ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE
             SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
             REPORTED ON BY THE PARENT HOLDING COMPANY.

             N/A

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS
             OF THE GROUP.

             N/A

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             N/A

ITEM 10.     CERTIFICATION.

             N/A

------------------------------                         -------------------------
CUSIP No. 027397 10 8                 13G               Page  6  of   6  Pages
          -----------                                        ---     ---
------------------------------                         -------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.


Date:  February 12, 1998




By: /s/ Steven Georgiev
   -----------------------------------